Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders
Basil Street Cafe, Inc.

We consent to the use in this Offering Circular filed under Regulation A Form 1-A of Basil Street Cafe, Inc. of our report dated June 9, 2021 relating to the financial statements of Basil Street Cafe, Inc.  as of and for the years ended December 31, 2020 and 2019 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern).

/S/ BAKER TILLY US, LLP

San Francisco, California
July 19, 2021